EXHIBIT 23.2

                          Independent Auditors' Consent



The Board of Directors
LaserSight Incorporated

         We consent to incorporation by reference in the registration statement on Form S-8 of LaserSight Incorporated, to be filed with the Securities and Exchange Commission on July 30, 1999, of our report dated March 25, 1999, relating to the consolidated balance sheets of LaserSight Incorporated and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K/A of LaserSight Incorporated.




                                              /s/ KPMG LLP


St. Louis, Missouri
July 30, 1999